Exhibit 99.1

Contacts:

Medivation, Inc.

Patrick Machado, Chief Financial Officer

(415) 829-4101

MEDIVATION ANNOUNCES PRICING OF PUBLIC OFFERING

San Francisco, Calif., — May 27, 2009 — Medivation, Inc. (Nasdaq: MDVN) today announced the pricing of its public offering of 2,750,000 shares of its common stock at a public offering price of $21.00 per share. The company expects to complete the sale of these shares on or about June 2, 2009. The company has granted the underwriters a 30-day option to purchase 412,500 additional shares of common stock to cover over-allotments, if any.

J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering.

The company currently expects to use the net proceeds of this offering for general corporate purposes, including to support further research, development and commercialization of its product candidates, including its lead product candidate, Dimebon, and its product candidate MDV3100.

The offering is being made pursuant to a shelf registration statement filed with the Securities and Exchange Commission on August 3, 2007, that has been declared effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the prospectus supplement and related prospectus relating to the offering may be obtained from J.P. Morgan’s prospectus department at 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention Prospectus Department (telephone number 718-242-8002).

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options.

Forward-looking statements

This news release contains “forward-looking statements” of Medivation within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding expectations as to completion of the public offering. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including risks and uncertainties related to the financial markets. Reference should be made to Medivation’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission under the heading “Risk Factors” for a more detailed description of such factors, as well as the Company’s subsequent quarterly report on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Medivation undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

# # #